Exhibit 5.1

[NovaStar Financial, Inc. Letterhead]

November 29, 2006

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of NovaStar Financial, Inc., a Maryland corporation (the “Company”). I am delivering this opinion in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the NovaStar Mortgage, Inc. Deferred Compensation Plan (the “Plan”). The Registration Statement covers (1) Deferred Compensation Obligations (the “Deferred Compensation Obligations”) which consist of general unsecured obligations of the Company to pay up to $10,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Plan; and (2) 500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) that may be delivered in accordance with the Plan.

In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law as I have deemed necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the terms and provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the caption of “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is given solely in my capacity as general counsel of the Company and not in my personal capacity, and is given without any personal liability on my part.

Very truly yours,

/s/ Jeffrey D. Ayers

Jeffrey D. Ayers

Senior Vice President, General Counsel and Secretary